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                               EXHIBIT 10-31

                      ROCHESTER TELEPHONE CORPORATION

                   SUPPLEMENTAL RETIREMENT SAVINGS PLAN

                Amendment No. 4 to May 1, 1990 Restatement


          Pursuant to Section 8.1, the Plan is hereby amended, effective January 1, 1995, by deleting the first paragraph of
Section 5.1 and substituting in its place the following:

               The Participating Company of an eligible Employee shall have the ultimate obligation to pay out all deferred amounts plus the earnings thereon in accordance with the terms of this Plan. All Participating Company matching contributions and the earnings on them shall be invested in Rochester Telephone Corporation common stock until the fifth anniversary of the date of investment (the "Restricted Stock"). At the expiration of the five year period, the Restricted Stock in an eligible Employee's account shall lose its investment restriction and may be invested by the Employee, along with all other amounts in his or her account, among the investment choices made available from time to time by the Committee. An eligible Employee may also elect to change the investment of his or her account as frequently as the Committee in its sole discretion may permit. All such elections shall be made pursuant to such procedures as the Committee shall adopt.

          IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 15th day of November, 1994.
                                   ROCHESTER TELEPHONE CORPORATION

                                   By /s/ Barbara J. LaVerdi
                                     ------------------------
                                      Barbara J. LaVerdi
                                      Assistant Secretary